Exhibit 99.1

GAP INC. REPORTS MARCH SALES DOWN 9 PERCENT;

COMPARABLE STORE SALES DOWN 13 PERCENT

SAN FRANCISCO – April 6, 2006 – Gap Inc. (NYSE: GPS) today reported net sales of $1.35 billion for the five-week period ended April 1, 2006, which represents a 9 percent decrease compared with net sales of $1.47 billion for the same period ended April 2, 2005. The company’s comparable store sales for March 2006 decreased 13 percent compared with a 4 percent decrease in March 2005.

Comparable store sales by division for March 2006 were as follows:

•	Gap North America: negative 13 percent versus negative 1 percent last year

•	Banana Republic North America: negative 7 percent versus negative 1 percent last year

•	Old Navy North America: negative 15 percent versus negative 9 percent last year

•	Gap International: negative 16 percent versus positive 1 percent last year

“Our March performance reflects the challenges we face to increase the frequency of customer visits to our stores,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “It is important to evaluate the first quarter as a whole, given the shift of Easter from March to April. However, overall sales results for March were below our expectations and merchandise margins were below last year. Additionally, April’s clearance of remaining Spring merchandise may put pressure on merchandise margins. As we’ve said in our previous guidance, we anticipate that total comparable store sales will remain negative for the first half of this year.”

Year-to-date net sales of $2.21 billion for the nine weeks ended April 1, 2006, decreased 8 percent compared with net sales of $2.40 billion for the same period ended April 2, 2005. The company’s year-to-date comparable store sales decreased 12 percent, compared with a 4 percent decrease in the prior year.

As of April 1, 2006, Gap Inc. operated 3,061 store locations compared with 3,005 store locations last year.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

April Sales

The company will report April sales on May 4, 2006.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding (i) comparable store sales for the first half of fiscal year 2006; (ii) merchandise margins in April 2006 and (iii) inventory per square foot at the end of the first quarter of fiscal year 2006.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences;

the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic and operating initiatives; and the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006.

These forward-looking statements are based on information as of April 6, 2006, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798